Exhibit 99.2

April 1, 2019

Linda Kozlowski

Dear Linda,

Congratulations! We are delighted to offer you the opportunity to share in our mission of making incredible home cooking accessible to everyone. We are confident that your skills and experience will be an asset to our company, and are excited for you to become a part of our team.

This letter confirms our previous conversations regarding the employment opportunity available to you with Blue Apron, LLC (the “Company”), an affiliate of Blue Apron Holdings, Inc. (“Blue Apron” and, collectively with its affiliates, including the Company, the “Company Group”), and sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as Chief Executive Officer of Blue Apron beginning on or about April 8, 2019 (the “Commencement Date”) with an annual base salary of $250,000.00 at the Company’s offices located in New York, New York (Flatiron).

The Board of Directors of Blue Apron (the “Board” or the “Board of Directors”) will, effective as of the Commencement Date, elect you to serve as a member of the Board, on which you will serve for no additional compensation during your employment. On or around the two-year anniversary of the Commencement Date, the Company shall review and consider an increase, if any, to your annual base salary based on your and the company’s performance. Any determinations with respect to such review will be made in the Company’s reasonable discretion with due regard to your and the Company’s performance. Your position is classified as exempt from the state and federal wage and hour laws, so you will not receive any overtime pay.

Equity

If you decide to join the Company, Blue Apron will grant you (i) a new hire equity award having a target value of $1,000,000 (the “New Hire Grant”) and (ii) a one-time equity award having a target value of $2,500,000 (the “One-Time Grant”). Your New Hire Grant and your One-Time Grant will each (i) be granted effective as of the date of the next regularly scheduled equity grants under Blue Apron’s equity grant program (on or around May 25, 2019); provided that the vesting of each such grant will commence as of the Commencement Date, (ii) be in the form of restricted stock unit awards and (iii) vest quarterly over four years in equal installments (on the applicable quarterly vesting date) over the four-year period following the Commencement Date. The New Hire Grant and the One-Time Grant will be subject to the other terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and applicable award agreement, including the right to execute an automatic sale of shares to cover any applicable tax obligations you may incur in connection with the vesting of the applicable equity award (“Automatic Sale Rights”).  The number of shares subject to the New Hire Grant and the One-Time Grant shall be calculated based on the unweighted average closing price of Blue Apron’s Class A Common Stock on the New York Stock Exchange over the 90 consecutive calendar days (the “Average Closing Price”) immediately preceding the date that your employment as the Chief Executive Officer of Blue Apron is publicly announced by the Company (the “Announcement Date”).

In addition, in connection with the Company’s annual employee review process, you will also be eligible to receive an annual equity award having a target value equal to the target value of your New Hire Grant (the “Annual Grant”), subject to the approval of the Board of Directors at such time. Your Annual Grant will vest quarterly over four years in equal installments (on the applicable quarterly vesting date) over the four-year period following the applicable vesting commencement date and shall be subject to the other terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the award agreement applicable to the Annual Grant, including any Automatic Sale Rights thereunder; provided, however, that 25% of the Annual Grant for each of 2020, 2021 and 2022 will be calculated based on the Average Closing Price immediately preceding the Announcement Date. In the event the Board of Director fails to approve, and you do not otherwise receive, your 2020, 2021 or 2022 Annual Grant, such event shall constitute “Good Reason” pursuant to Section 3(t)(v) of the Severance Plan (as defined below).  In addition, with respect to years 2023 and beyond, the Company shall evaluate your total compensation package annually and ensure that it is aligned with the general compensation philosophy for other chief-level executives of the Company, with input from an independent compensation consultant and/or the Compensation Committee of the Board of Directors, as applicable.

In addition, if you decide to join the Company, Blue Apron will, effective as of the Commencement Date, grant you a one-time, performance-based restricted stock unit award having a target value of $250,000 (the “PSU Grant”), with the number of shares subject to the PSU Grant being calculated based on the Average Closing Price immediately preceding the Announcement Date. Vesting of your PSU Grant is subject to Blue Apron achieving certain stated performance goals during the measurement period and the vesting schedule applicable to such equity award, as described to you by the Company. The PSU Grant will be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the award agreement applicable to the PSU Grant, including vesting requirements and any Automatic Sale Rights thereunder.

Bonus

You will be eligible to receive a discretionary bonus on an annual basis with a target of 75% of your annual base salary, subject to both your and the Company’s performance. Your bonus payment will be prorated based on your start date with the Company if you start after the 1st of the year of the current measurement period (January 1 through December 31 of such year). Your payment amount will be based on your performance against the goals you and the Board of Directors align on and based on overall Company performance. You must be employed by the Company on the date bonus payments are made to receive such bonus award except as otherwise set forth herein or under the Severance Plan.

Executive Severance Benefits Plan

If you decide to join the Company, you will be designated a “Covered Employee” under Blue Apron’s Executive Severance Benefits Plan (the “Severance Plan”) and thus be eligible to receive no less than the associated benefits thereunder applicable to the Chief Executive Officer of the Company in accordance with and subject to the terms and conditions of the Severance Plan.  In addition to the foregoing, in the event that, prior to a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason (each such term as defined in the Severance Plan), in each case prior to the one-year anniversary of the Commencement Date, you will be eligible to receive an additional cash severance amount equal to twelve months of your base salary (“Additional Severance”).  The Additional Severance will be paid in accordance with and subject to the terms and conditions of the Severance Plan.  In addition, notwithstanding anything provided to the contrary in the Severance Plan or an applicable equity award agreement, in the event of a termination without Cause or a resignation by you for Good Reason, the portion of any time-based equity awards held by you as of the date of such termination or resignation, as applicable, that is scheduled to vest over the 6-month period immediately following such termination or resignation date, as applicable, shall, subject to your execution of a Release (as defined in the Severance Plan), accelerate and be deemed vested as of the date of such termination or resignation, as applicable. In the event of the termination of your employment on account of your death or disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), you shall be eligible to receive the same severance payments and benefits under the Severance Plan you would have otherwise received if the Company terminated your employment without Cause or if you had resigned for Good Reason, with such payments and benefits payable on the same schedule and subject to the same terms set forth in the Severance Plan.

Notwithstanding anything provided to the contrary in the Severance Plan, for the purposes of the “Covered Termination” definition under the Severance Plan, the 12-month period following a Change in Control as set forth in Section 3(n)(iii) of the Severance Plan shall be extended to 24-months.

Terms and Conditions

During the period of your employment, you shall (a) devote your entire working time for or at the direction of the Company Group, (b) use your best efforts to complete all assignments, and (c) adhere to the Company Group’s procedures and policies in place from time-to-time. During your employment with the Company, you may not engage in any other paid activities without the prior written consent of the Board of Directors or any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company Group. Notwithstanding the foregoing, you will be permitted to serve as a member of the board of directors of (x) the entities set forth on Exhibit A attached hereto and (y) certain other businesses, civic or charitable organizations with the prior written consent of the Board of Directors in each instance (such consent not to be unreasonably withheld); provided, in each case, that such activities are not inconsistent with any agreement between you and the Company Group, including without limitation, this agreement and the Covenants Agreement (as defined below) or the business practices and policies of the Company Group and do not otherwise materially interfere with the performance of your duties and responsibilities hereunder.

During your employment with the Company you will be entitled to participate in all of our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs, when the Company establishes such plans. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion. The Company will reimburse you for reasonable and documented legal fees incurred by you in connection with the negotiation of this Agreement up to a maximum of $10,000.  Such documentation shall be promptly submitted to the Company following full execution of this Agreement.  In the event of a Change in Control (as defined in the Severance Plan), the Company agrees to engage, at its expense, a nationally recognized accounting firm or law firm, selected in the Company’s sole reasonable discretion, to evaluate and determine the calculations and determinations with respect to Section 280G and Section 4999 of the Code, including without limitation the valuation of the non-competition covenant as set forth herein. The Company and you shall each furnish such firm with such information and documents as the firm may reasonably request in order to make such determinations.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company Group’s, or any of its users’, vendors’, or affiliates’, trade secrets, confidential and proprietary information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Board of Directors or General Counsel of Blue Apron. You also will be required to execute an employee non-disclosure and invention assignment agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter.  Notwithstanding anything set forth in the Covenants Agreement, the one-year period set forth under Section 4 of the Covenants Agreement shall be extended to two years in the event you are terminated without Cause or you resign for Good Reason and you receive any payments or benefits pursuant to the Severance Plan or this Agreement as a result thereof.

This offer of employment with the Company is contingent upon our satisfactory completion of reference checks, drug testing and proof of your authorization to work in the United States. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and an authorized member of the Board of Directors, and such agreement is expressly acknowledged as an employment contract.

I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding. This offer must be accepted on or before April 1, 2019 provided that you will be available to commence employment immediately following such date of acceptance.  The offer will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed Covenants Agreement, is not received by the undersigned on or before the above referenced date.

Sincerely,

/s/ Matt Salzberg
Matt Salzberg
Chairman of the Board of Directors

Agreed and accepted as of the date set forth below:

/s/ Linda Kozlowski
Linda Kozlowski

Date: April 1, 2019

EXHIBIT A

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Styleseat, Inc.

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